Dear Employee Stock Ownership Plan (ESOP) Participant:

More employees have voted on FHP's acquisition of TakeCare than on any other shareholder issue in the history of the company. If you are one of the many employees who have already voted, thank you!

If you have not yet voted, please take the time to do so today. You have been mailed information which will enable you to read about the merger and then cast your vote. In your packet of materials you will find a blue voting instruction card. If you cannot find this card, please call 1-800-223-2064 and one will be sent to you by fax.

On one side of the card you will find a space to mark your vote for two parts of the merger proposal:

1) To approve and adopt the merger agreement signed March 3, 1994, as amended. If you would like to review the agreement, it is included in the document titled "Joint Proxy Statement/Prospectus" as Exhibit A; a description of the agreement begins on page 37.

2) To allow FHP to increase the authorized number of shares of common and preferred stock. This part of the proposal will allow FHP to have a sufficient number of shares to issue to the TakeCare shareholders.

In order for the merger to take effect, the majority of shareholders must vote in favor of both of these proposals.

Please take the time to fax your voting instruction card today! The fax number of FHP's proxy solicitor is (212) 440-9009. Your fax must be received no later than Thursday, June 9, 1994.

Thank you for your support.

Sincerely,


/s/ Jack D. Massimino
Executive Vice President &
Chief Operating Officer

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